Exhibit 99.1

FINANCIAL INFORMATION OF CAESARS GROWTH PARTNERS, LLC
A SIGNIFICANT EQUITY METHOD INVESTEE OF CAESARS ACQUISITION COMPANY
EXPLANATORY NOTE
Unconsolidated Significant Subsidiary
Upon the completion of the Transactions described in our Annual Report on Form 10-K for the year ended December 31, 2013, Caesars Acquisition Company’s (the "Company," "CAC," "we," "our" and "us") only material asset is its interest in Caesars Growth Partners, LLC ("CGP LLC"), which is accounted for using the equity method of accounting. As our investment in CGP LLC is considered to be significant for the period subsequent to the Transactions, CGP LLC's annual financial statements are required to be included as an exhibit to each CAC Annual Report on Form 10-K in accordance with SEC Rule 3-09 of Regulation S-X. Given the significance of this investment to the financial position and results of operations of CAC, we have elected to include selected financial information of CGP LLC in this Quarterly Report on Form 10-Q.
For a discussion of the results of operations for CGP LLC for the three and nine months ended September 30, 2014 in comparison to the three and nine months ended September 30, 2013 results of operations derived from the assets and entities that were acquired by or contributed to CGP LLC in connection with the transactions (referred to in the aggregate as Predecessor Growth Partners), please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations for Caesars Acquisition Company in Item 2. of its quarterly report on Form 10-Q.

CAESARS GROWTH PARTNERS, LLC

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$989.2	$1,032.0
Short-term investments	—	15.0
Receivables, net of allowance for doubtful accounts of $7.5 and $8.4, respectively	99.3	70.9
Interest receivable from related party	—	8.9
Deferred tax assets	3.9	9.6
Restricted cash	17.1	43.0
Prepayments and other current assets	25.2	27.2
Total current assets	1,134.7	1,206.6
Investment in notes from related party	—	931.6
Land, property and equipment, net	2,555.8	2,115.7
Goodwill	447.2	449.2
Intangible assets other than goodwill, net	309.4	288.7
Restricted cash	22.5	316.8
Deferred tax assets	20.3	—
Deferred charges and other	283.3	138.2
Total assets	$4,773.2	$5,446.8

Liabilities and Equity
Current liabilities
Accounts payable	$126.9	$89.7
Payables to related party	94.9	49.4
Accrued expenses	206.9	183.1
Accrued interest payable	49.2	5.6
Foreign tax payable	2.3	1.8
Deferred tax liabilities	5.4	—
Current portion of long-term debt	18.3	4.0
Total current liabilities	503.9	333.6
Long-term debt	2,252.7	879.6
Long-term debt to related party	39.8	179.0
Convertible notes issued to related party	47.7	47.7
Deferred tax liabilities	8.6	165.0
Contingently issuable non-voting membership units	298.6	306.5
Deferred credits and other	87.0	70.4
Total liabilities	3,238.3	1,981.8

Commitments and contingencies
Redeemable non-controlling interests	2.8	3.9
Equity
Additional paid-in capital	1,054.4	2,780.6
Retained earnings	438.6	402.1
Accumulated other comprehensive income	—	233.6
Total equity attributable to Caesars Growth Partners, LLC	1,493.0	3,416.3
Non-controlling interests	39.1	44.8
Total equity	1,532.1	3,461.1
Total liabilities and equity	$4,773.2	$5,446.8

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
Revenues
Interactive Entertainment
Social and mobile games	$151.3	$401.4
WSOP and online real money gaming	10.3	29.0
	161.6	430.4
Casino Properties and Developments
Casino	196.9	550.8
Food and beverage	63.7	177.7
Rooms	59.2	193.8
Other	49.6	118.5
Less: casino promotional allowances	(45.2)	(130.5)
	324.2	910.3
Net revenues	485.8	1,340.7

Operating expenses
Interactive Entertainment - Direct
Platform fees	45.7	122.0
Casino Properties and Developments - Direct
Casino	116.7	301.0
Food and beverage	31.8	84.0
Rooms	18.4	54.8
Property, general, administrative and other	184.2	505.2
Write-downs, reserves and project opening costs, net of recoveries	12.3	34.3
Management fees payable to related parties	13.1	24.7
Depreciation and amortization	37.8	98.8
Change in fair value of contingently issuable non-voting membership units	(56.4)	(7.9)
Change in fair value of contingent consideration	0.1	32.7
Total operating expenses	403.7	1,249.6
Income from operations	82.1	91.1
Interest expense, net of interest capitalized	(44.2)	(123.8)
Interest income	—	1.0
Interest income - related party	19.1	119.2
Impairment of investment in notes from related party	(63.5)	(63.5)
Gain on sale of investment in notes from related party	99.4	99.4
Loss on extinguishment of debt	—	(23.8)
Other expense, net	(0.1)	(0.1)
Income from continuing operations before provision for income taxes	92.8	99.5
Provision for income taxes	(22.1)	(31.9)
Net income from continuing operations	70.7	67.6
Discontinued operations
Income/(loss) from discontinued operations, including $1.4 million of gain on disposal	1.2	(15.7)
(Provision for)/benefit from income taxes related to discontinued operations	(15.8)	0.1
Net loss from discontinued operations	(14.6)	(15.6)
Net income	56.1	52.0
Net loss attributable to non-controlling interests	5.1	14.5
Net income attributable to Caesars Growth Partners, LLC	$61.2	$66.5

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE LOSS
(UNAUDITED)
(In millions)

	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2014
Net income	$56.1	$52.0
Other comprehensive loss, net of income taxes:
Unrealized loss on investments in notes from related party	(101.0)	(197.7)
Reclassification adjustment for realized gain on investment in notes from related party	(99.4)	(99.4)
Reclassification adjustment for realized losses on investments in notes from related party	63.5	63.5
Total other comprehensive loss	(136.9)	(233.6)
Comprehensive loss	(80.8)	(181.6)
Less: net loss attributable to non-controlling interests	5.1	14.5
Comprehensive loss attributable to Caesars Growth Partners, LLC	$(75.7)	$(167.1)

CASESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY
(UNAUDITED)
(In millions)

	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interests	Total Equity
Balance at December 31, 2013, as previously reported	$734.0	$782.1	$233.6	$44.8	$1,794.5
Prior-period adjustment (1)	15.6	(15.6)	—	—	—
Balance at December 31, 2013, as restated	749.6	766.5	233.6	44.8	1,794.5
Impact of acquired assets (2)	2,031.0	(364.4)	—	—	1,666.6
Post-acquisition balances	2,780.6	402.1	233.6	44.8	3,461.1
Net income/(loss)	—	66.5	—	(13.4)	53.1
Impact of purchased assets (3)	(1,499.7)	—	—	—	(1,499.7)
Issuance of Caesars Interactive common stock	35.3	—	—	3.8	39.1
Purchase of Caesars Interactive common stock	(39.9)	—	—	(4.4)	(44.3)
Stock-based compensation	6.4	—	—	—	6.4
Sale of partial interest in Maryland Joint Venture	3.4	—	—	8.3	11.7
Unrealized loss on investments in notes from related party, net of tax	—	—	(197.7)	—	(197.7)
Reclassification adjustment for realized gain on investment in notes from related party	—	—	(99.4)	—	(99.4)
Reclassification adjustment for realized losses on investments in notes from related party (4)	—	—	63.5	—	63.5
Distribution of investment in notes from related party (4)	(376.9)	—	—	—	(376.9)
Conversion of affiliate debt to equity	139.9	—	—	—	139.9
Transactions with parent and affiliates, net	5.3	(30.0)	—	—	(24.7)
Balance at September 30, 2014	$1,054.4	$438.6	$—	$39.1	$1,532.1

(1)
Represents a distribution from CGP LLC to its parent entities recorded against Additional paid-in capital during the year ended December 31, 2013. Because the amount did not exceed cumulative earnings, the distribution should have been recorded as a distribution from Retained earnings rather than from Additional paid-in capital.

(2) Represents the December 31, 2013 equity balances related to the May 2014 acquisitions of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and Cromwell. Because these acquisitions were accounted for as transactions among entities under common control, the financial information herein includes the financial results for these properties as if those businesses were combined into the CGP LLC reporting entity for the complete period presented.
(3) Represents the net purchase price for the acquisitions of Harrah's New Orleans, The LINQ Hotel & Casino, Bally's Las Vegas and Cromwell in May 2014 net of the prepaid management fee recognized in Deferred charges and other and the reversal of Deferred tax positions and provision which were previously allocated from Caesars Entertainment to those properties prior to the acquisitions. CGP LLC does not record a tax provision for its Casino Properties and Developments segment as all entities within this segment are pass-through entities for income tax purposes. This amount was adjusted by $0.7 million in the third quarter of 2014 as a result of finalizing the Closing Payment.

(4)
On August 6, 2014, CGP LLC effectuated a distribution of 100% of the Senior Notes as a dividend to its members, pro-rata based upon each member’s ownership percentage in CGP LLC (the “Notes Distribution”). Immediately prior to the Notes Distribution, CGP LLC recorded an impairment charge of $63.5 million to release losses that had been accumulated in equity, given that CGP LLC would no longer hold the senior notes until maturity. In connection with this distribution of Notes, CAC, as a member of CGP LLC, received $137.5 million in aggregate principal amount of the 6.50% Senior Notes and $151.4 million in aggregate principal amount of the 5.75% Senior Notes and Caesars Entertainment Corporation received $187.0 million in aggregate principal amount of the 6.50% Senior Notes and $206.1 million in aggregate principal amount of the 5.75% Senior Notes.

CAESARS GROWTH PARTNERS, LLC
COMBINED AND CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)
(In millions)

Nine Months Ended September 30, 2014
Cash flows from operating activities
Net income	$52.0
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	98.8
Amortization of debt discount and deferred finance charges	14.5
Loss on extinguishment of debt	23.8
Change in fair value of contingently issuable non-voting membership units	(7.9)
Change in fair value of contingent consideration	32.7
Accretion of discount on investments in notes from related party	(80.2)
Impairment of investment in notes from related party	63.5
Gain on sale of investments in notes from related party	(99.4)
Gain on disposal of assets	1.2
Impairment of goodwill and intangible assets	15.5
Stock-based compensation expense	49.0
Non-cash management fee payable to related parties	7.3
Debt issuances costs and fees write-off	26.1
Net transfers to parents and affiliates	(13.2)
Net change in deferred income taxes	(4.5)
Net change in long-term accounts	8.5
Net change in working capital accounts	27.6
Cash flows provided by operating activities	215.3
Cash flows from investing activities
Land, buildings and equipment additions, net of change in construction payables	(480.0)
Acquisition of intangible assets	(0.1)
Payments to acquire business, net of cash acquired	(22.5)
Payments to acquire businesses and assets related to the Acquired Properties Transaction and Harris Transaction	(1,808.9)
Proceeds from sale of investment in notes from related party	451.9
Purchase of equity method investment	(1.3)
Sale of short-term investments	15.0
Increase in restricted cash	(2,024.3)
Decrease in restricted cash	2,344.5
Cash flows used in investing activities	(1,525.7)
Cash flows from financing activities
Proceeds from sale of CIE stock	5.9
Repurchase of management shares	(41.1)
Sale of partial interest in Maryland joint venture	11.7
Acquisition related contingent consideration payment	(7.3)
Proceeds from issuance of long term debt	2,541.6
Debt issuance costs and fees	(30.6)
Repayments under lending agreements	(1,200.9)
Distributions to parents	(11.7)
Cash flows provided by financing activities	1,267.6
Net decrease in cash and cash equivalents	(42.8)
Cash and cash equivalents, beginning of period	1,032.0
Cash and cash equivalents, end of period	$989.2

OTHER INFORMATION
Correction of Prior Period Stock-based Compensation
CGP LLC includes stock-based compensation expense as a component of Property, general, administrative and other expenses in the financial statements above. In February 2014, the Human Resources Committee of the Board of Directors of Caesars Acquisition Company (the "HRC") approved a liquidity plan, setting forth the terms and conditions upon which Caesars Interactive Entertainment, Inc. ("Caesars Interactive" or "CIE") may elect to purchase, or cause to be purchased, CIE owned shares and/or shares underlying options, restricted stock units ("RSUs") or warrants ("deemed held shares") held by eligible individuals, from time to time, during the term of the plan, and providing the eligible individuals with a market for their CIE shares and/or deemed held CIE shares.
During the first and third quarters of 2014, the HRC approved, and CIE offered, certain holders of vested options the ability to exercise their options and, immediately subsequent to exercise, sell those shares back to CIE, consistent with the terms of the liquidity plan. While the offer to buy shares by CIE and the acceptance by the holders of vested options were completely discretionary, CIE concluded that, based upon these discretionary offers, certain of its options should have been modified to be accounted for as liability-classified awards during the first quarter of 2014. Effectively, we have determined to account for the subject stock options as if CIE has a conditional obligation to settle such options in cash at some future date, pursuant to the liquidity plan. However, (i) the liquidity plan is fully at CIE's discretion, (ii) requires additional approval by the HRC for all future purchases and (iii) makes no commitment that any specific employees will be permitted to participate in future shares or deemed share purchases, if any. Prior to this correction, two-thirds of these options were already being accounted for as liability-classified awards due to other terms associated with the options.
As a result of this correction, $19.6 million of expense was recorded during the third quarter of 2014 which related to the prior quarters of 2014. The correction represents a non-cash expense adjustment, therefore the correction has no impact on CGP LLC's cash flows from operations, cash flows from financing activities or Adjusted Earnings before Interest Income/Expense, Income Taxes, Depreciation and Amortization ("EBITDA") for any period presented herein. Likewise, the adjustments have no impact on the financial statements of the Company for any period presented as CAC has recorded income from its investment in CGP LLC based upon its minimum guaranteed return.